                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("AGREEMENT"), effective as of October 2, 2000, by and between Petco Animal Supplies, Inc., a Delaware corporation (the "COMPANY"), and Brian K. Devine, an individual ("EXECUTIVE"), amends and restates the Employment Agreement, entered into as of March 17, 1996, by and between the Company and Executive.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. EMPLOYMENT. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of this Agreement and ending as provided in Section 5 hereof (the "EMPLOYMENT PERIOD").

      2.    POSITION AND DUTIES.

            (a) During the Employment Period, Executive shall serve as Chairman of the Board of Directors of the Company, President and Chief Executive Officer of the Company, and shall have the normal duties, responsibilities and authority commensurate with such positions. Executive's services pursuant to this Agreement shall be performed primarily at the Company's principal place of business in San Diego County, California, or at such other facilities of the Company as the Company and Executive may agree upon from time to time.

            (b) During the Employment Period, Executive shall report to the Board of Directors of the Company (the "BOARD") and Executive shall devote Executive's reasonable best efforts and Executive's full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company during the normal business hours of the executive offices of the Company; provided, however, the foregoing shall not prevent Executive from making and expending any time on passive personal investments, expending reasonable amounts of time for educational or charitable activities and/or serving as a director on the boards of the companies listed on EXHIBIT A attached hereto and any other non-competing companies which shall not include companies involved in the business of selling, retailing, producing, distributing, or marketing pet food, pet supplies or other pet-related products or services. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a reasonably diligent, trustworthy, businesslike and efficient manner.

      3.    BASE SALARY AND BENEFITS.

            (a) During the Employment Period, Executive's annual base salary shall be established annually by the Compensation Committee of the Board of Directors, but shall in no event be less than $550,000 (the "BASE SALARY") during each calendar year of the employment period, prorated for any partial year, which salary shall be payable in regular installments in accordance with the Company's general payroll practices, including those related to withholding for taxes, insurance and similar items. In addition, during the Employment Period or after such Employment Period, as appropriate, Executive shall be entitled to participate in a Supplemental Executive Retirement Program as summarized on EXHIBIT B hereto as well as to participate in all of the Company's employee benefits plans and programs in accordance with their terms and conditions, including, without limitation, any profit sharing, stock option, incentive compensation, paid vacation, retirement, deferred compensation, 401(k) match, investment plans, medical, dental, disability and all other group or other insurance plans or benefits and other perquisite plans and programs ("BENEFITS"). Without limiting the foregoing, Executive shall be entitled to at least the level of Benefits provided to him on the date hereof.

            (b) During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive's duties under this Agreement that are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. Without limiting the foregoing, Executive shall be reimbursed for the costs of first-class travel.

            (c) During the Employment Period, the Company shall pay for or reimburse Executive for all fees and reasonable expenses of Executive's participation in professional organizations, trade associations or other organizations reasonably related to Executive's position and responsibilities as an officer of the Company.

            (d) During the Employment Period, the Company shall provide Executive with a suite of perquisites appropriate for a senior executive officer, including but not limited to, a car allowance, life insurance premiums, club membership, etc., provided that the aggregate cost of such perquisites shall not exceed $100,000 per year, pro rated for partial years occurring during the Employment Period.

            (e) During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Company's standard policy for the Company's executives, but not to be less than five (5) weeks per year PROVIDED, that Executive shall accrue no more than ten (10) weeks of unused paid vacation.

            (f) Executive's Base Salary shall be subject to review and increase by the Compensation Committee at least once annually, in a manner and amount consistent with past practice.

            (g) Upon the termination of the Employment Period, Executive or Executive's representatives or beneficiaries, shall be entitled to purchase his personal computer (desktop and/or laptop), printer, personal fax machine, personal digital assistant, cellular telephone and luxury automobile used in connection with the business for an aggregate purchase price of $1.00. Executive shall be responsible for any taxes due with respect to such sale.

      4. BONUSES. Executive shall be entitled to participate in the Company's bonus plan(s) as in effect from time to time, the awards, terms, targets and other conditions of which shall be designed to produce a bonus at least as favorable to Executive as the bonus plans of the Company in effect on the date hereof.

      5.    TERM.

            (a) This Agreement shall become effective on the date hereof.

            (b) The Employment Period under this Agreement shall terminate upon the earliest to occur of the following events (the date specified in each such event is referred to as the "TERMINATION DATE"):

                  i. the third anniversary of the date hereof; PROVIDED, HOWEVER, that, subject to the provisions of this Section 5(b), the term of this Agreement shall automatically be extended from day to day so that it always has a remaining term (the "REMAINING TERM") of three years; PROVIDED, that such renewal shall cease following written notice (a "Notice") from the Company to the Executive, in which case the Remaining Term shall be three years following the effective date of such notice, and that this Agreement shall terminate on the third anniversary of the effective date of such notice, PROVIDED, FURTHER, that the Company shall not deliver a Notice within 6 months following the Effective Time (as defined in the Merger Agreement);

                  ii. the date upon which the Company terminates the Executive's employment by the Company for Cause or without Cause, PROVIDED, that such termination shall be effective following written notice of such event in which case the Termination Date shall be the effective date contained in such notice;

                  iii.  the date of the Executive's death;

                  iv.   the date upon which the Company terminates
                        Executive's employment with the Company as a result of Executive's Disability,
                        PROVIDED, that such termination shall be effective following written notice of such event from the Executive to the Company or from the Company to the Executive, in which case the Termination Date shall be the effective date contained in such notice; or

                  v. the date upon which Executive effects a Voluntary Termination with or without Good Reason, PROVIDED, that such termination shall be effective following written notice of such event, in which case the Termination Date shall be the effective date contained in such notice.

            (c) If the Employment Period is terminated without Cause by the Company or by Executive with Good Reason, Executive shall be entitled to receive his Base Salary (determined in accordance with Section 3(a)) for a period of 36 months from Executive's Termination Date (the "SEVERANCE PERIOD") and an amount equal to the Executive's highest bonus for a single fiscal year in the five fiscal years immediately preceding the Termination Date, which amount shall be paid ratably on an annual basis over the Severance Period.

            (d)   Notwithstanding the foregoing:

                  (1) If the Employment Period is terminated by the Company for Cause or is terminated as a result of Executive's resignation without Good Reason, Executive shall receive such compensation and Benefits as Executive is entitled to as of such date.

                  (2) If the Employment Period is terminated by the Company for failure to meet the minimum performance objectives set forth in EXHIBIT C hereto and, at the time of such termination, the Company shall not otherwise be entitled to terminate Executive's employment for Cause, in addition to any compensation and Benefits to which Executive is entitled to as of such Termination Date, Executive shall be entitled to receive his Base Salary for a period of 18 months from Executive's Termination Date, which amount shall be paid ratably on an annual basis over such 18-month period.

            (e) If the Employment Period is terminated as a result of Executive's death or Disability, Executive or Executive's representatives or beneficiaries shall be entitled to receive (i) compensation and Benefits Executive is entitled to as of the Termination Date, and (ii) an amount, which shall be paid ratably on an annual basis over the Severance Period, equal to the Executive's highest bonus for a single fiscal year in the five fiscal years immediately preceding the Termination Date. If the Employment Period is terminated by reason of Executive's death or Disability, the Company shall keep in force existing health insurance covering Executive and his dependents for the Severance Period on the basis in effect at the termination date. Executive and his dependents shall also be entitled to any continuation of coverage rights under any applicable law.

            (f) The amount of Base Salary payable pursuant to Section 5(c), shall be payable in accordance with the Company's normal payroll practices and procedures applied to Executive as if he remained an employee of the Company. The amount of Base Salary payable pursuant to Section 5(e) shall be paid in a lump sum within 30 days following the termination of the Employment Period and all other compensation and Benefits, if any, will be payable in accordance with the Company's normal practices and procedures or otherwise as required by applicable law.

            (g) All of Executive's rights to any other employee benefit hereunder (except as described above or pursuant to law) accruing after the termination of the Employment Period shall cease upon such termination. Upon termination of his employment for any reason whatsoever, Executive or Executive's representatives or beneficiaries shall have the right to receive payment for any accrued but unused vacation time and any and all Benefits (to the extent required by the terms of such Benefits) due Executive pursuant to
Section 3 as of the Termination Date. This Section 5(g) shall have no effect on Executive's equity ownership (including stock options) in the Company, which shall be governed by the terms of such equity ownership and of a Stockholders Agreement between Executive, the Company and certain other parties.

            (h) If the Executive's employment described herein is terminated, the Executive shall have no duty to mitigate his damages or seek other employment, and the Company shall have no right to offset any amounts which are paid to or earned by Executive from other employment obtained by Executive (including self-employment), except for employment obtained by Executive which is inconsistent with the provisions of Section 8 of this Agreement, against any amounts which are payable to Executive pursuant to this Agreement.

            (i) At Executive's own expense, Executive and Executive's dependants shall also be entitled to any continuation of health insurance coverage rights after his termination of employment under any applicable law; PROVIDED, HOWEVER, that in the event of the termination of Executive's employment with the Company without Cause or by Executive for Good Reason, Executive's health and life insurance coverage shall be provided at the Company's expense for three (3) years after Executive's date of termination on the same basis as for other senior management employees of the Company, including the same employee contributions and co-payments which are required for other senior management employees.

            (j) Upon the termination of Executive's employment by the Company without Cause or by the Executive for Good Reason within twelve months following the occurrence of a Change of Control, (i) Executive shall be entitled to receive his Base Salary (determined in accordance with Section 3(a)) for the Severance Period and an amount equal to three times the Executive's average annual bonus for the three fiscal years immediately preceding the Termination Date, which amounts shall be payable in a lump sum at the time of termination, (ii) all of Executive's unvested or restricted (a) shares of common stock of the Company, (b) options to acquire shares of common stock of the Company and (c) other equity interests of the Company shall immediately vest or the restrictions thereon shall immediately lapse, as applicable, and such shares, options and other equity interests shall become immediately exercisable, (iii) the Company's Call Option (as defined in the Stockholders Agreement) shall lapse as to all of Executive's shares, options or other equity interests of the Company, and
(iv) this Agreement shall remain in full force and effect, and shall be binding upon any and all successors and assigns on the Company, unless otherwise agreed to by Executive, in writing.

            (k) Upon the termination of Executive's employment by the Company for Cause or by the Executive without Good Reason within twelve months following the occurrence of a Change of Control, (i) Executive shall be entitled to receive his Base Salary (determined in accordance with Section 3(a)) for the Severance Period and an amount equal to the highest bonus paid to Executive for a single fiscal year for the five fiscal years immediately preceding the Termination Date, which amounts shall be payable in a lump sum at the time of termination, (ii) all of Executive's unvested or restricted (a) shares of common stock of the Company, (b) options to acquire shares of Common Stock of the Company and (c) other equity interests of the Company shall immediately vest or the restrictions thereon shall immediately lapse, as applicable, and such shares, options and other equity interests shall become immediately exercisable, (iii) the Company's Call Option (as defined in the Stockholders Agreement) shall lapse as to all of Executive's shares, options or other equity interests of the Company, and (iv) this Agreement shall remain in full force and effect, and shall be binding upon any and all successors and assigns on the Company, unless otherwise agreed to by Executive, in writing.

            (l) Executive acknowledges that pursuant to the terms of the Waiver of Certain Change in Control Benefits, which is attached hereto as ANNEX A, benefits payable under this Agreement are contingent upon the approval of the Company's Stockholders and that, if such stockholder approval is not received, Executive will not be entitled to receive such benefits. In the event such stockholder approval is received and it is nonetheless determined that any payment or distribution (including benefits and acceleration of vesting of options) which is made by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), the Company shall make a payment (a "Gross-Up Payment") to or for the benefit of Executive in an amount such that, after payment by Executive of all income or other taxes (and any interest and penalties imposed with respect thereto) imposed on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment sufficient to pay the Excise Tax imposed on the Payments.

            (m) For purposes of the Agreement, "CAUSE" shall mean (i) the conviction of any act (other than a traffic offense) constituting a felony under the laws of any state or of the United States, involving moral turpitude and having a direct, substantial and adverse effect on the Company, or (ii) willful misconduct by Executive, but only if Executive shall not have discontinued such misconduct within 10 days after receiving written notice from the Company describing the misconduct and stating that the Company will consider the continuation of such misconduct as cause for termination of this Agreement, or (iii) substantial failure to perform the duties required by Section 2(a) hereof (other than as a result of physical or mental illness) which is not cured within 10 days after receiving written notice from the Company describing the failure to perform and stating that the Company will consider the continuation of such failure to perform as cause for termination of this Agreement PROVIDED, HOWEVER, that the failure of the Company to achieve projected or budgeted results at any time or from time (as provided in Section 5(d)(2)) to time shall not be a basis for termination for Cause. Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless the Board has voted (at a meeting of the Board duly called and held as to which termination of the Executive is an agenda item) by a majority vote to terminate the Executive for Cause after Executive has been given notice of particular acts or circumstances which are the basis for the termination for Cause and the Executive has been afforded at least seven (7) days notice of the meeting and an opportunity to be heard at the meeting and to present his position and the Board has given notice of termination to the Executive within seven (7) days after such meeting.

            (n) For purposes of the Agreement, "DISABILITY" means an inability by the Executive to perform a substantial portion of the Executive's duties by reason of physical or mental incapacity or disability for a total of ninety (90) days or more in any consecutive period of three hundred and sixty-five (365) days, as determined by the reasonable judgment of a physician selected by the Executive and reasonably acceptable to the Company.

            (o) For purposes of the Agreement, "GOOD REASON" shall mean the occurrence, without the express written consent of Executive, of any of the following events: (i) a reduction or adverse change in, or a change which is inconsistent with, the Executive's responsibilities, duties, authority, reporting power, functions, title, working conditions or status as provided herein, including without limitation, the appointment of any employee to an executive position at the Company or its successor, the responsibilities and duties of which are substantially similar to those of the Executive or any transfer of material responsibilities of Executive to a subsidiary which has substantially the same effect as such an appointment, or after the date hereof, the failure to offer to appoint or continue the Executive as chief executive officer or co-chief executive officer of any company which acquires the Company, and as the Chief Executive Officer or co-Chief Executive Officer of the ultimate parent company which is in the same line of business as the Company and which is within the meaning of Section 414(b) of the Code, a member of a controlled group of corporations of which the Company is a member, and which directly or indirectly controls the Company, provided that Executive agrees to relocate his place of employment to the principal executive office of such ultimate parent company of the Company; (ii) a material breach by the Company of the compensation provisions of Section 3 hereof which is not cured within 5 business days of the written notice of such breach; (iii) the relocation of the Executive's own office to a location more than 50 miles from its present location or outside the County of San Diego, California without

Executive's prior written consent; or (iv) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 60 days after a merger, consolidation, sale or similar transaction, unless such assumption occurs by operation of law.

            (p) For purposes of this Agreement, "VOLUNTARY TERMINATION" shall mean the voluntary termination by Executive of Executive's employment with the Company by voluntary resignation or any other means, including without Good Reason or for Good Reason (other than (i) death, Disability, or
(ii) any other termination that would become effective simultaneously with or following the earlier of (c) the effective date of a termination for Cause or
(y) the occurrence of an event, which if known to the Company at the time of such voluntary termination by Executive, would give the Company the right to terminate the Executive for Cause).

            (q) For purposes of this Agreement, "CHANGE IN CONTROL" shall be deemed to have occurred if any person or any persons acting together that would constitute a group (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (other than B.D. Recapitalization Holdings LLC, its members and its co-investors ("BUYER") or their affiliates or a group in which Buyer or its affiliates are the controlling participants) shall beneficially own at least 50% of the aggregate voting power of all classes of capital stock (including shares convertible into voting securities) entitled to vote generally on the election of directors to the Board. Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction which results from the action of any entity or group which includes, is affiliated with or is wholly or partly controlled by Executive (a "MANAGEMENT GROUP"). Without limiting the foregoing, any sale of substantially all of the Company's assets to another entity (other than an entity associated with the Management Group) without an express assumption by such entity of the Company's obligations under this Agreement shall be deemed to constitute termination without Cause pursuant to Section 5(c) above and the Company shall be obligated to make the specified payments pursuant to Section 5(c) upon consummation of the transaction pursuant to which the Company is selling substantially all of its assets.

      6. CONFIDENTIAL INFORMATION. As used herein, the term "CONFIDENTIAL INFORMATION" shall mean all information disclosed to Executive or known by Executive as a consequence of or through Executive's employment by the Company (including, without limitation, information belonging to third parties or companies affiliated with or related to the Company in the Company's possession) not generally known in the trade or industry in which such information is used, about the Company's products, processes, services, customers, marketing strategy and business plans. Executive agrees that, except as required in the performance of his duties or by law or to the extent required to enforce his rights hereunder, Executive shall not disclose to any unauthorized person or use for Executive's own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time as the Company may request, all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company which Executive may then possess or have under Executive's control. In the performance of his duties, Executive has previously had, and may be expected in the future to have, access to confidential or proprietary information with respect to third parties which is subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes (the "THIRD-PARTY INFORMATION"). Except in the performance of his duties to the Company, Executive shall not, during the Employment Period and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Third-Party Information. For purposes of this Section 6, "COMPANY" includes the Company and any of its subsidiaries.

      7. NON-SOLICITATION. During the term of this Agreement and for a period of one (1) year thereafter, Executive shall not directly or indirectly through another entity (A) induce or attempt to induce any employee (excluding
(i) employees junior to regional managers, and (ii) Wilma Owens) of the Company or any subsidiary to leave the employ of the Company or such subsidiary or (B) hire any person who was an employee (excluding (i) employees junior to regional managers, and (ii) Wilma Owens) of the Company or any subsidiary of the Company at any time during the Employment Period if such person was employed by the Company or a direct or indirect subsidiary of the Company at any time during the one-year period prior to such hiring; PROVIDED, HOWEVER, the Executive may solicit or hire any person if such person is no longer employed by, and has not been employed within the last three (3) months by the Company. In addition, during the period ending on the first anniversary of the termination of Executive's employment (the "NON-INTERFERENCE PERIOD"), Executive shall not, directly or indirectly through another entity, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to withdraw, modify, curtail or cease doing business with the Company or such subsidiary.

      8. NONCOMPETITION. During the Employment Period, Executive will not, directly or indirectly, engage in the business of selling, retailing, producing, distributing, or marketing pet food, pet supplies or other pet-related products (the "COMPANY BUSINESS") anywhere in the states of the United States. Executive will be deemed to be engaged in the Company Business if he engages in the Company Business directly as an employee or consultant, or owns, manages, operates, joins or controls or participates in the ownership, management or control of any other entity which is engaged in the Company Business, provided, however, that Executive will not be deemed to engage in any of the businesses of any publicly-traded corporation solely by reason of his passive ownership of less than 5% of the outstanding stock of such entity.

      9. ENFORCEMENT. If, at the time of enforcement of Sections 7 or 8 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of the provisions hereof (without posting a bond or other security).

      10.   REPRESENTATIONS.

            (a) Executive hereby represents and warrants to the Company that as of the date hereof (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and
(iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, subject to applicable law.

            (b) Company hereby represents and warrants to Executive that as of the date hereof (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound, and (ii) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

      11. PETOPIA REPURCHASE. Upon written request by Executive to the Company, to the extent permitted by applicable law, the Company or its nominees shall purchase all or any portion of the shares, options or other equity interests owned by Executive in Petopia.com, Inc. (the "PETOPIA SHARES") at a purchase price equal to Executive"s purchase price for such Petopia Shares; PROVIDED, HOWEVER, that the purchase price for any Petopia Shares purchased pursuant to this Section 11 shall be offset by any indebtedness owed by the Executive to the Company at the time of such purchase. If the Employment Period is terminated by the Company for Cause or by Executive without Good Reason, such written request shall be delivered to the Company on or prior to 90 days following the Termination Date.

      12. INDEMNIFICATION. The Company agrees to indemnify and defend Executive to the fullest extent permitted by law, the Company's Certificate of Incorporation and the Company's Bylaws as in effect on the date hereof and as amended thereafter, but in no event less favorable to Executive than those in effect on the date hereof against expenses (including attorneys' fees and expenses), judgments, claims, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such actions, suits or proceedings to which Executive is, or is threatened to be made, a party by reason of the fact that Executive is or was a director or officer of the Company, Holding or any of their affiliates, including without limitation, the class action lawsuits filed in the United States District Court for the Southern District of California between August and November, 1999, as explained in the Company"s Annual Report on Form 10-K, filed with the United States Securities and Exchange Commission on April 13, 2000. The indemnification pursuant to the foregoing sentence shall be the equivalent of indemnification provided to all directors and officers as a group and shall not be deemed to be any greater than that provided to all of the Company's directors and officers as a group. The Company will use its commercially reasonable efforts to obtain any directors' and officers' liability insurance covering all directors and officers as a group and to the extent Executive continues to serve as an officer of the Company, the Company shall cause Executive to be named as an insured party under such policy. This section shall survive for 6 years following termination of the Employment Period.

      13. CONSULTING AGREEMENT. Upon the termination of this Agreement in accordance with its terms (other than a termination by the Company for Cause or for failure to meet the minimum performance objectives set forth in EXHIBIT C hereto or by Executive without Good Reason), the Company and the Executive shall enter in the Consulting Agreement, attached hereto as EXHIBIT D.

      14. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and its respective heirs, successors and assigns, except that Executive may not assign Executive's rights or delegate Executive's obligations hereunder without the prior written consent of the Company. Without limiting the foregoing, the Company may not, without Executive's prior written consent, assign rights or delegate its obligations under this Agreement.

      15.   SURVIVAL. Sections 6, 7, 9, 10, 11, 12, 16, 17, 20, 21, 22 and 23
shall survive and continue in full force in accordance with their terms, notwithstanding any termination of the Employment Period.

      16. NOTICES Any notice provided for in this Agreement shall be in writing and shall be either personally delivered by a nationally recognized overnight courier service, or mailed by certified mail, return receipt requested, to the recipient at the address indicated below.

                  NOTICES TO EXECUTIVE:

                  Brian K. Devine
                  c/o Petco Animal Supplies, Inc.
                  9125 Rehco Road
                  San Diego, California 92121-2270

with a copy (which shall not constitute notice) to:

                  Munger Tolles & Olson LLP

                  355 South Grand Avenue, Suite 3500
                  Los Angeles, California 90071-1560
                  Attention: Simon M. Lorne, Esq.
                  Telephone: (213) 683-9139
                  Facsimile: (213) 683-5139

                  NOTICES TO THE COMPANY:

                        Petco Animal Supplies, Inc.
                        c/o Leonard Green & Partners, L.P.
                        11111 Santa Monica Boulevard, Suite 2000
                        Los Angeles, California 90025
                        Attention: John G. Danhakl

with a copy (which shall not constitute notice) to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        300 South Grand Avenue, Suite 3400
                        Los Angeles, California 90071-3144
                        Attention: Nicholas P. Saggese, Esq.
                        Telephone: (213) 687-5000
                        Facsimile: (213) 687-5600

                  and

                        Cleary, Gottlieb, Steen & Hamilton
                        One Liberty Plaza
                        New York, New York 10006
                        Attention: David Leinwand, Esq.
                        Telephone: (212) 225-2050
                        Facsimile: (212) 225-3999

or such other address or to the attention of such person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed. Any notice of termination of Executive's employment by the Company shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

      17. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will be re-formed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      18. COMPLETE AGREEMENT. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

      19. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      20. CHOICE OF LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of California, regardless of the choice of laws provisions of such state or any other jurisdiction.

      21. AGREEMENT TO ARBITRATE; EXPENSES. Except for the enforcement of any covenant herein that would be the subject of specific performance contemplated by Section 9, any controversy or claim arising out of or relating to this Agreement or the formation, breach or interpretation hereof, will be settled by arbitration before one arbitrator in accordance with the Rules for the Resolution of Employment Disputes of the American Arbitration Association in San Diego County, California. Judgment upon the award rendered by the arbitration may be entered and enforced in the court with jurisdiction over the appropriate party. All controversies not subject to arbitration or contesting any arbitration will be litigated in the State of California, San Diego County Superior Court or a federal court in the Southern District of California (and each of the parties hereto hereby consent to the exclusive jurisdiction of such courts and waive any objections thereto). The expenses (including reasonable attorneys' fees) incurred by the prevailing party in any arbitration or litigation related to this Agreement shall be borne by the non-prevailing party in such arbitration or litigation.

      22. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

      23. WITHHOLDING TAXES. The Company shall withhold any and all United States Federal, state, local and other taxes required to be withheld in connection with Executive's employment with the Company and this Agreement and the Executive shall indemnify the Company for all such amounts.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date first written above.



                                       PETCO ANIMAL SUPPLIES, INC.



                                       By: /s/ JAMES M. MYERS
                                          ----------------------------
                                       Name JAMES M. MYERS
                                           ---------------------------
                                       Title Senior Vice President and
                                             Chief Financial Officer
                                            --------------------------



                                       Brian K. Devine


                                        /s/ BRIAN K. DEVINE
                                       -------------------------------

                                                                         ANNEX A

                    WAIVER OF CERTAIN CHANGE IN CONTROL BENEFITS

         WHEREAS, the Company and Executive have agreed that upon the Closing of the Agreement and Plan of Merger by and between Petco Animal Supplies, Inc. (the "Company") and BD Recapitalization Corp., (the "Merger Agreement"), the Company and I will enter into the Employment Agreement of which this
Exhibit is a part, which agreement provides for:

         (i)   the severance payments under certain circumstances,

         (ii) the accelerated vesting of certain stock options and other equity based awards, and

         (iii) other benefits that may be treated as "parachute payments" within the meaning of Section 280G of the Code subject to the excise tax under Section 4999 of the Code, with the payments provided for thereunder being referred to herein as the "Payments";

         WHEREAS, I understand that upon or following a Change in Control of the Company, some portion of the value of the Payments may be treated as parachute payments;

         WHEREAS, I understand that, in general, if the aggregate amount of such parachute payments exceeds 2.99 times my "base amount," as defined in Code Section 280G (the "Safe Harbor Amount"), I will be subject to an excise tax imposed under Section 4999 of the Code, in an amount equal to 20% of the excess of such aggregate parachute payments over one times my "base amount," and under Code Section 280G, the Company will not be able to deduct any portion of the value of such parachute payments in excess of one times my "base amount";

         WHEREAS, the Treasury Regulations under Code Section 280G provide, subject to certain conditions, that payments made pursuant to a change in effective control or ownership of a privately held corporation will not be treated as parachute payments if (i) such payments are approved by a vote of at least 75% of the corporation's stockholders immediately before the change and (ii) such vote determines the right of the recipient to receive or retain such payments; and

         WHEREAS, the Company, promptly following the Effective Time (as defined in the Merger Agreement), intends to seek to obtain the approval of its stockholders of the Payments to the extent such payments would exceed my Safe Harbor Amount.

         NOW, THEREFORE, (i) effective as of the date hereof, (ii) subject to the closing of the Merger (as defined in the Merger Agreement) and the Terms and Conditions of Waiver set forth on Appendix A attached hereto, and (iii) applicable only with respect to the

Merger (as defined in the Merger Agreement), I hereby voluntarily and irrevocably waive, for no separate monetary consideration and with full knowledge of the effects thereof, such portion of the Payments as shall be necessary to provide that my aggregate parachute payments in respect of the Employment Agreement, as reasonably determined by the Company, in consultation with its independent auditors and tax counsel, in accordance with Code Section 280G and the applicable rules and regulations thereunder, shall equal my Safe Harbor Amount; provided, that if at any time on or after the date hereof the Payments are approved by a vote of at least 75 percent of the Company's stockholders, then this waiver shall be of no further force or effect and the Payments shall be paid in full when due in accordance with the terms of the Employment Agreement.

         I hereby acknowledge that I have had the opportunity to review this Waiver with counsel of my choosing.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the day of _____, 2000.


                                         /s/ BRIAN K. DEVINE
                                       ---------------------------------
                                       Brian K. Devine

Acknowledged and accepted as of the ______ day of ____, 2000, by


                                       PETCO ANIMAL SUPPLIES, INC.


                                       By:   JAMES M. MYERS
                                            ----------------------------
                                       Its: Senior Vice President and
                                            Chief Financial Officer
                                            ----------------------------

                                   SPOUSAL CONSENT

         The undersigned, Silvija Devine, represents that she has reviewed the attached "Waiver of Change in Control Acceleration of Benefits" and "Terms and Conditions of Waiver" of his spouse, and hereby acknowledges the effects of and voluntarily consents to such waiver as of the day of September, 2000. The undersigned acknowledges that she has had the opportunity to review the Spousal Consent with counsel of her choosing.

                                        /s/ SILVIJA DEVINE
                                       -------------------------------
                                        Silvija Devine

                     APPENDIX A:  TERMS AND CONDITIONS OF WAIVER

          In connection with and as a condition of the attached Waiver of Change in Control Acceleration of Benefits, the undersigned hereby represents, warrants, covenants, agrees, understands and acknowledges the following:

      1. Although the Company has provided me (i) certain sample materials relating to the potential effects under Code Sections 280G and 4999 of the Payments in connection with the Merger Agreement and (ii) the opportunity to ask questions of the Company and its independent auditors and tax counsel regarding such acceleration and effects, nonetheless, in making my decision as to whether or not to waive any portion of the Payments, I have not relied in whole or in part on any statements or advice provided by the Company or any of its officers, directors, employees, agents or consultants. My decision to make the waiver set forth herein is solely the result of my own analysis of these issues, in consultation with my personal financial, tax, accounting and/or legal advisors.

      2. I understand that (i) the actual parachute payment calculations will be performed by the Company in consultation with its independent auditors and tax counsel and (ii) the determination as to the extent to which Payments will need to be waived will be made by the Company based upon the advice of such auditors and tax counsel.

          I agree to be irreparably bound by the determinations of the Company and such auditors and tax counsel in this regard.

      3. I further acknowledge that there is a significant degree of uncertainty under existing law and regulatory authority as to the calculations to be performed under Code Section 280G in connection with the determination of the amount of my "parachute payments" and the extent to which the Payments may need to be waived in order to provide that the aggregate value of the Payments will not exceed my Safe Harbor Amount, and that accordingly there can be no assurance that the Internal Revenue Service will agree with the calculations and waiver determinations made by the Company and its independent auditors and tax counsel, or that any waiver provided for hereunder will have the result of avoiding the excise tax under
Section 4999 of the Code.

          In consideration of the foregoing, the undersigned hereby forever releases and discharges the Company, KPMG Peat Marwick, Skadden, Arps, Slate, Meagher & Flom LLP and each of their respective Affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), and each of their respective past and present partners, principals, officers, directors, stockholders, managers, employees, agents, representatives, successors and assigns (collectively, "Released Parties") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that the undersigned had, now has, or may hereafter claim to have against any of the Released Parties, arising out of or relating in any way connected with the matters that are the subject of this Waiver of Change in Control

Acceleration of Benefits (the "Released Claims"), including without limitation matters relating to the calculations to be performed in determining the potential amount of my "parachute payments" and the assumptions made in performing such calculations.

          The undersigned expressly waives under Section 1542 of the Civil
Code of the State of California ("Section 1542") all rights with respect to the Released Claims with respect to each of the Released Parties. Section 1542 states as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

          The undersigned hereby acknowledges that he has had the opportunity to review this Waiver with counsel of his choosing.

          IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the _____ day of _______, 2000.



                                        /s/ BRIAN K. DEVINE
                                       ------------------------------
                                       Brian K. Devine

                                                                      EXHIBIT A


                           DESIGNATED PERMITTED BOARDS


                                Petopia.com, Inc.

                             Wild Oats Markets, Inc.

                                                                      EXHIBIT B


                                      SERP

Term: 20 years

Benefit: 50% of Salary (not Bonus)

      Is reduced by any payments received under any other qualified plans other than qualified plans that are 401(k) plans.

      Is reduced by any payments provided for in the Consulting Agreement (regardless of whether such amounts are actually paid).

      Available to Executive regardless of whether Executive's employment is terminated by the Company with or without Cause or for failure to meet the minimum performance objectives set forth on Exhibit C, or by Executive with or without Good Reason.

                                                                      EXHIBIT C


                             PERFORMANCE CRITERIA

1. EBITDA (as defined in the Credit Agreement among Petco Animal Supplies, Inc., the Lenders parties thereto, and Union Bank of California, N.A., as Agent, dated as of July 15, 1999, as such agreement may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent or lenders, and irrespective of any changes in the terms and conditions thereof in any one fiscal year of at least $80 million.

                                                                      EXHIBIT D


                              CONSULTING AGREEMENT

Term:       10 years

Benefit:    25% of Salary (not bonus)

            Is not reduced by any benefits under SERP or qualified plans.